CERTIFICATE OF RESTATEMENT

OF ARTICLES OF INCORPORATION

OF

PACIFIC CAPITAL BANCORP,

a California Corporation

WILLIAM S. THOMAS, JR. and CAROL M. KELLEHER certify that:

1. They are the President and the Secretary, respectively, of PACIFIC CAPITAL BANCORP, a California corporation.

2. The Articles of Incorporation of this Corporation are restated to read as follows:

FIRST: NAME

The name of the Corporation is: PACIFIC CAPITAL BANCORP.

SECOND: PURPOSE

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: AUTHORIZED STOCK

     This Corporation is authorized to issue two classes of stock to be designated, respectively, ‘Common Stock’ and ‘Preferred Stock.’ The total number of shares which the Corporation is authorized to issue is 81,000,000 shares, without par value, of which 80,000,000 shares shall be Common Stock, without par value, and 1,000,000 shares shall be Preferred Stock, without par value. At the time this Article is amended to read as set forth herein (the “Effective Time”), every three (3) outstanding shares of Common Stock of this Corporation outstanding as of the Effective Time shall be converted into four (4) shares of Common Stock, and such additional shares of Common Stock shall be distributed on or about June 8, 2004, to the holders of the Common Stock immediately prior to the Effective Time. No fractional shares shall be issued in connection with such stock split, but in lieu thereof, the Corporation shall pay to each shareholder of record who otherwise would receive a fractional share a cash amount equal to the product obtained by multiplying the fractional share otherwise issuable to such shareholder by the mean between the closing bid price and the closing asked price per share as reported by NASDAQ as of June 8, 2004, or on the next most recent prior date on which trades of the Corporation’s Common Stock are reported by NASDAQ.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FOURTH: BUSINESS COMBINATIONS

4.1 Definitions. For purposes of this Section 4, the following terms shall have the meanings set forth below:

                4.1.1   “Acquiring Party” shall mean any Ten Percent (10%) Stockholder (as defined in Section 4.1.11, below) proposing to engage in a Business Combination with this corporation or a Subsidiary of this Corporation.

                4.1.2   “Affiliate” and “Associate” shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations, or any successor Rule, under the Securities Exchange Act of 1934, as then in effect.

4.1.3 “Beneficial Owner” shall mean:

A. A person or any of its Affiliates or Associates who directly or indirectly beneficially owns Voting Shares; and

                         B.   A person or any of its Affiliates or Associates who has the right (1) to acquire (whether such right is exercisable immediately or only after the passage of time) Voting Shares pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (2) to vote Voting Shares pursuant to any agreement, arrangement or understanding; and

                          C.   A person or any of its Affiliates or Associates with which a person described in subparagraphs A or B, above, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares of this Corporation.

4.1.4 “Business Combination” shall mean any of the following transactions:

                          A.   Any merger or consolidation of this Corporation or of any Subsidiary of this Corporation, with or into (1) any Ten Percent (10%) Stockholder or (2) any other corporation (whether or not itself a Ten Percent (10%) Stockholder) which, after such merger of consolidation, would be an Affiliate of a Ten Percent (10%) Stockholder; or

                          B.   Any sale, lease, transfer, mortgage, pledge or other disposition (in one or a series of related transactions), whether or not in partial or complete liquidation, of all of any substantial part of the assets of this Corporation or any Subsidiary, to or with any Ten Percent (10%) Stockholder or the Affiliate of a Ten Percent (10%) Stockholder; or

                          C.   The issuance or transfer by this Corporation or by any Subsidiary of any securities of this Corporation or any Subsidiary to any Ten Percent (10%) Stockholder or the Affiliate of a Ten Percent (10%) Stockholder in exchange for cash, securities, or other property (or a combination thereof).

4.1.5 “Common Stock” shall mean the Common Stock of this Corporation or of any Subsidiary of this Corporation involved in a Business Combination.

4.1.6 “Disinterested Director” shall mean any director other than an Interested Director.

                4.1.7   “Interested Director” shall mean any director who is an Affiliate or Associate of the Acquiring Party, or is nominated, elected or appointed by or to represent the Acquiring Party; a director shall be deemed to have been elected by an Acquiring Party if fifty percent (50%) or more of the votes cast for such director are attributable to Voting Shares of which the Acquiring Party is held to be the Beneficial Owner.

4.1.8 “Person” shall mean any individual, firm, corporation or other entity.

                4.1.9   “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by this Corporation; provided, however, that for purposes of the definition of a Ten Percent (10%) Stockholder set forth in Section 4.1.11, below, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by this Corporation.

                4.1.10   “Substantial part” of the assets of this Corporation or any Subsidiary shall be deemed to be involved in a transaction described in paragraph B of Section 4.1.4 of this Article FOURTH if the assets involved in such transaction have a fair market value on the date of such transaction equal to or greater than one-third (1/3) of the total assets of this Corporation (or of such Subsidiary, as the case may be), as reflected in the most recent balance sheet of this Corporation prior to the date of such transaction.

                4.1.11   “Ten Percent (10%) Stockholder” shall mean, with respect to any Business Combination, any person (other than this Corporation or any Subsidiary) which, as of the record date for the determination of stockholders entitled to notice and to vote on such Business Combination, or immediately prior to the consummation of any such transaction:

A. Is the Beneficial Owner, directly or indirectly, of not less than ten percent (10%) of the Voting Shares; or

                          B.   Is an Affiliate of this Corporation and at any time within eighteen (18) months prior thereto was the Beneficial Owner, directly or indirectly, of not less than ten percent (10%) of the then outstanding Voting Shares.

4.1.12 “Unratified Business Combination” shall mean any Business Combination other than a Business Combination which either:

                          A.   Was set forth in a memorandum of understanding or other written instrument approved by the Board of Directors prior to the time the Acquiring Party of an Affiliate of the Acquiring Party became a Ten Percent (10%) Stockholder;

B. Was approved by the Board of Directors at a duly held meeting at which Interested Directors were disqualified from voting; or

C. Was approved by the unanimous vote of the entire Board of Directors.

                4.1.13   “Voting Shares” shall mean any of the outstanding shares of the capital stock of this Corporation entitled to vote generally in the election of directors.. The outstanding Voting Shares shall include shares deemed to be beneficially owned within the meaning of Section 4.1.3, above, but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

     4.2   Approval by Shareholders. Any Unratified Business Combination involving this Corporation or a Subsidiary of this Corporation shall require the affirmative vote of the holders of at least two-thirds (66.67%) of the outstanding Voting Shares of this Corporation, considered for the purpose of this Article FOURTH as one class, notwithstanding that, under applicable law, some lesser percentage may be specified or no vote may be required.

     4.3   Exceptions to Approval Requirements. The provisions of Section 4.2, above, shall not apply to a proposed Business Combination and any such proposed Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the following conditions shall have been satisfied:

4.3.1 The aggregate amount of the cash and the fair market value of other consideration to be received per share by holders of the Common Stock in such proposed Business Combination:

A. Is not less than the highest per-share price (including brokerage commissions and/or soliciting dealers' fees) paid by the Acquiring Party in acquiring any of its holdings or Common Stock; and

                         B.   Is not less than the earnings per share of the Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for the solicitation of votes on such proposed Business Combination multiplied by the then price/earnings multiple (if any) of the Acquiring Party as customarily computed and reported in the financial community.

                4.3.2   The cash and fair market value of other consideration to be received per share by holders of the Common Stock in such proposed Business Combination bears the same or a greater percentage relationship to the market price of the Common Stock immediately prior to the announcement of the proposed Business Combination, as the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) which the Acquiring Party paid for any shares of Common Stock acquired by it within eighteen (18) months prior to the proposed Business Combination bears to the market price of the Common Stock immediately prior to the initial acquisition of any Common Stock by the Acquiring Party.

                4.3.3   The consideration to be received by holders of Common Stock in the proposed Business Combination shall be in the same form and of the same kind as the consideration paid by the Acquiring Party in acquiring the shares of Common Stock already acquired by it.

                4.3.4   After the Acquiring Party has acquired ownership of not less than ten percent (10%) of the then outstanding Voting Shares (“10% Interest”) and prior to the consummation of the proposed Business Combination:

                          A.   The Acquiring Party shall have taken steps to ensure that this Corporation's Board of Directors included at all times representation by Disinterested Directors (as defined in Section 4.1.6, above) proportionate to the ratio that the Voting Shares which from time to time are owned by persons who are not Ten Percent (10%) Stockholders bears to all Voting Shares outstanding at such respective times (with a Disinterested Director to occupy any resulting fractional board position);

B. There shall have been no reduction in the rate of dividends payable on the Common Stock except as may have been approved by the unanimous vote of the Board of Directors;

                          C.   The Acquiring Party shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to becoming a Ten Percent (10%) Stockholder or as the result of a pro rata stock dividend or stock split); and

                          D.   The Acquiring Party shall not have acquired any additional shares of this Corporation's outstanding Common Stock or securities convertible into or exchangeable for Common Stock except as a part of the transaction which resulted in the Acquiring Party acquiring its 10% Interest.

4.3.5 Prior to the consummation of the proposed Business Combination, the Acquiring Party shall not have received a benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by this Corporation or made any major change in this Corporation’s business or equity capital structure without the unanimous approval of the Board of Directors.

                4.3.6   A proxy statement conforming to the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval of the proposed Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendation as to the advisability (or inadvisability) of the Business Combination which any director may have furnished in writing, and an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of the proposed Business Combination, from the point of view of the holders of Voting Shares other than any Ten Percent (10%) Stockholder (such investment banking firm to be (a) selected by a majority of the directors present at a duly held meeting of the Board of Directors at which Interested Directors are disqualified from voting on the selection of the investment banking firm, (b) furnished with all information it reasonably requests, and (c) paid a reasonable fee for its services upon receipt of this Corporation of such opinion).

     4.4   Determination by Board. A majority of the directors present at a duly held meeting of the Board of Directors at which Interested Directors are disqualified from voting shall have the power and duty to determine for the purposes of this Article FOURTH on the basis of information known to them, the following facts:

4.4.1 The number of Voting Shares beneficially owned by any person;

4.4.2 Whether a person is an Affiliate or Associate of another

4.4.3 Whether a person has an agreement, arrangement or understanding with another as to the matters referred to in Paragraph B of Section 4.1.3, above.

4.5 Amendment. The provision of this Article FOURTH may not be altered, amended or repealed except upon the approval of two-thirds (66.67%) of the outstanding Voting Shares of this Corporation.

FIFTH: LIABILITY OF DIRECTORS

The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIXTH: INDEMNIFICATION OF AGENTS

     The Corporation is authorized to indemnify its agents (as that term is defined in Section 317 of the Corporations Code) from breaches of duty to the Corporation and its stockholders through bylaw provisions, agreements with its agents, the vote of disinterested shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporation code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code.

SEVENTH: ELIMINATION OF CUMULATIVE VOTING

No holder of any class of stock of the Corporation shall be entitled to cumulate votes at any election of directors of the Corporation.

     3.   The foregoing Certificate of Restatement of Articles of Incorporation has been duly approved by the Board of Directors.

     4.   Pursuant to Section 910(a) of the California Corporations Code, the foregoing Certificate of Restatement of Articles of Incorporation is not required to be approved by the vote of shareholders of the Corporation. The “Effective Time” referred to in Article THIRD occurred on May 25, 2004, and nothing herein shall imply that the Effective Time shall occur upon the filing of this Certificate.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:____________________, 2004

___________________________ William S. Thomas, Jr., President

___________________________ Carol M. Kelleher, Secretary